EXHIBIT 10.22


                              AMENDMENT TO
                         COVEST BANCSHARES, INC.
                           EMPLOYMENT AGREEMENT


	THIS "AMENDMENT" is made effective as of May 30, 2002, by and between COVEST BANCSHARES, INC. (the "Company"), COVEST BANC, NATIONAL ASSOCIATION (the "Bank") and JAMES L. ROBERTS ("Executive").

                           W I T N E S S E T H
	WHEREAS, Company, Bank and Executive have previously entered in that certain Employment Agreement effective as of January 20, 1999 (the "Agreement"); and
	WHEREAS, Company, Bank and Executive wish to amend the Agreement to clarify certain provisions.

	NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which consideration is mutually acknowledged by the parties, it is hereby agreed as follows:

1. Section 2 is re-titled "Period of Employment and Automatic Extension" and is revised to appear in bold font. No other changes are made to Section 2.

2.	Section 3(e) is amended to read as follows:

"(e) BENEFIT PLANS. Except as set forth below, the Executive shall be eligible to participate in or receive benefits under any benefit plans and arrangements of the Company and Bank in which executive officers of the Company and the Bank are generally entitled to participate including, but not limited to, the profit sharing/401(k) plan, health-and-accident plans, medical coverage, disability or any other benefit plans or arrangements, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements applicable to executive officers of the Company and the Bank generally. Notwithstanding the foregoing, in the event of (i) the termination of Executive's employment with the Company and the Bank (other than by the Company for Cause (as defined in Paragraph 4(d) below)) after the fifth anniversary of the Effective Date, or
(ii) the termination of the Executive's employment with the Company and Bank under circumstances constituting an Event of Termination (as defined in Paragraph 4(b) below), the Company, or its successor, shall (A) continue Executive's health insurance coverage comparable to his coverage as of the date of termination of Executive's employment until the earlier of the date Executive attains age sixty-five (65) or obtains comparable coverage at comparable cost to the Executive under another employer's plan and (B) shall not require Executive to pay any greater amount of the premium for such coverage as Executive shall be paying as of the date of his termination of employment.

	IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed at Des Plaines, Illinois on the date above set forth.

COVEST BANCSHARES, INC.

By:
Its Chairman

COVEST BANC, NATIONAL ASSOCIATION

By:
Its Chairman

JAMES L. ROBERTS


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